EXHIBIT 11



                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)





                                    Three Months Ended      Six Months Ended
                                        June 30,                June 30,
                                     ---------------      -------------------
                                      1999      1998          1999       1998
                                      ----      ----          ----       ----

Earnings Applicable to Common Stock  10,151  $  3,445      $ 33,557  $  25,978
     Debenture Interest Less Taxes      106       111           212        221
                                     ------  --------       -------    -------

Net Income Available for Diluted
  Common Stock                     $ 10,257  $  3,556      $ 33,769  $  26,199
                                   ========  ========      ========  =========


Average Common Shares Outstanding    24,946    24,444        24,915     23,673

     Stock Options                       16        41            17         43
     Convertible Debentures             483       503           483        503
                                     ------  --------       -------    -------

Diluted Common Shares                25,445    24,988        25,415     24,219
                                     ======  ========      ========  =========

Diluted Earnings per Share            $0.40     $0.14         $1.33      $1.08
 of Common Stock                     ======  ========      ========  =========